NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  February 22, 2007

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

PETROLEUM DEVELOPMENT CORPORATION
ACQUIRES COLORADO OIL & GAS PROPERTIES

BRIDGEPORT, WV:  Petroleum Development Corporation (NASDAQ GSM: PETD) announced today that it has acquired 28 producing wells and associated undeveloped acreage for a purchase price of $11,845,000.  The acquisition encompasses current daily production of approximately 668 Mcfe per day (520 Mcf of gas and 25 barrels of oil per day) net to the interests acquired, 100 or more undeveloped drilling locations, 19.1 Bcfe of proved reserves and an additional 7.5 Bcfe of probable reserves.

Thomas E. Riley, President, comments, "This acquisition enhances and compliments our position in the Wattenberg Field. The current production added, and growth through the drilling of the undeveloped leasehold, will further support our continuing successful effort to build shareholder value."

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. The Company is included in the S&P SmallCap 600 Index and the Russell 3000 Index.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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120 Genesis Boulevard • PO Box 26

Bridgeport, West Virginia • Phone:  (304) 842-3597